Exhibit 10.28

SCO FINANCIAL GROUP LLC

March 1, 2005

Bridge Oncology Products, Inc.

1285 Avenue of the Americas

35th Floor

New York, NY 10019

Attention:	Steven H. Rouhandeh
Title:	Chairman

Dear Sirs:

The purpose of this letter is to confirm the appointment of SCO Financial Group LLC (“SCO” or the “Advisor”) upon the terms and conditions set forth herein as exclusive financial consultant and advisor to Bridge Oncology Products, Inc. (“the Company”) in connection with the Company’s general corporate financial management and advisory needs. In this connection, SCO, in its capacity as advisor, will assist the Company by undertaking certain activities, to the extent that such activities are required by the status of a project, including the following:

1)	Meet with appropriate Company management to discuss and help the Company formulate an appropriate strategy, familiarization of product and technology, milestones, etc.;

2)	Perform management services on an as needed basis, including accounting, financing, interface with legal counsel, etc.;

3)	Advise the Company with respect to business development and technology licensing, including the identification and due diligence of potential in-licensing opportunities, and development of appropriate structure of a proposed transaction and assistance in the negotiations;

4)	Advise the Company with respect to mergers and acquisitions, including identification of counterparties, approach strategy and structure, and assist in the negotiations;

5)	Advise the Company with respect to financing strategy, including public and private equity and debt;

6)	Advise the Company with respect to financial and trade media relations, including development of presentation materials, introduction to and scheduling of meetings with investment managers and brokers, and analysis of ownership;

1285 AVENUE OF THE AMERICAS, 35TH FLOOR, NEW YORK, NEW YORK 10019

Telephone: 212-554-4158 Fax: 212-554-4058

Bridge Oncology Products, Inc.

March 1, 2005

7)	Assist in such other capacity as may be reasonably requested by the Company to effect the foregoing.

It is the practice of SCO to provide financial advice with respect to corporate finance partially on a retainer basis. Our retainer for services to be rendered hereunder is $12,500.00 per month (which shall accrue until a financing of at least $5 million), payable at the beginning of each month. Additionally, SCO will be granted 250,000 seven-year warrants to purchase the Company’s common stock (at $0.001 per share, based upon an assumed valuation of $2.5 million — 2.5 million shares at $1.00 per share ) upon execution of this agreement, and an additional 150,000 seven-year warrants (at the same exercise price) every 12-month anniversary of the execution of this agreement. The warrants will be in a form acceptable to SCO, with cashless exercise provisions, etc.

In the event a corporate finance transaction contemplated in items 3) or 4) above is completed with any party which SCO identified, approached or negotiated with on behalf of the Company during the term of this engagement, the Company will pay SCO a success fee for its advisory services of 5% of the Aggregate Value of the transaction. Additionally, the Company agrees to reimburse SCO for its out-of-pocket expenses incurred in connection with the Advisor’s role in the transaction in the amount of 1% of the Aggregate Value of the transaction. SCO will have the option of receiving its success fee in cash or in seven-year warrants to purchase the Company’s common stock (at $0.001 per share, based upon an assumed valuation of $2.5 million).

In the event a corporate finance transaction contemplated in item 5) above is completed with any party which SCO identified, approached or negotiated with on behalf of the Company, the Company will pay SCO a success fee of 7% in cash (plus warrant coverage, at sale price of the common stock, of 10%) of the Aggregate Value of the transaction. The agent warrants will be in a form acceptable to SCO, with cashless exercise provision. Additionally, the Company agrees to reimburse SCO for its expenses in connection with SCO’s role in the transaction in the amount of 1% of the Aggregate Value of the transaction.

For the purposes of this letter, the term Aggregate Value shall mean the total amount of cash and the fair market value of all other property paid or payable, directly or indirectly, to the Company and its security holders. In addition, Aggregate Value shall include the net amount of any debt and/or contingent liability repaid or assumed by the purchaser from the Company, both directly or indirectly.

For purposes of this letter, a “transaction” shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, a significant portion of the capital stock of the Company or a significant portion of its respective assets is transferred for consideration, including without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, the formation of a joint venture, minority investment or partnership, a licensing deal or any similar transaction.

Bridge Oncology Products, Inc.

March 1, 2005

In addition to any fees payable to SCO under the terms of this letter, the Company agrees to reimburse the Advisor, upon a monthly basis, for its out-of-pocket expenses incurred in connection with the Advisor’s activities under this letter.

The Company agrees to indemnify SCO and each of its respective affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any transaction contemplated by this letter or the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this letter and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses, whether incurred in connection with third party claims or direct claims against the Company) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Advisor’s bad faith or gross negligence.

If a transaction is consummated by the Company with any party which the Advisor identified, approached or negotiated with on behalf of the Company within two years from the date of termination of this agreement, or any amendment or extension thereto, the Company agrees to pay the Advisor a transaction fee determined as provided in the foregoing paragraphs. In the event that the Company is acquired during the term of the engagement, the agreement will survive the merger and the successor company will subject to the terms and provisions of this agreement relating to the payment of fees, expenses and indemnification.

The Advisor’s engagement hereunder may be terminated by either the Company or the Advisor upon the first day of any month upon thirty days written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees, expenses and indemnification will survive any such termination. Provided, however, in the event a transaction contemplated in items 3), 4) or 5) is completed the minimum term of the engagement will extend 24 months from the closing date of the transaction.

This agreement shall be construed and interpreted in accordance with the laws of the State of New York.

Bridge Oncology Products, Inc.

March 1, 2005

If the foregoing is in accordance with your understanding, please confirm acceptance by signing and returning to us the duplicate of this letter attached herewith.

SCO FINANCIAL GROUP LLC

By:	/s/ Jeffrey B. Davis
Name:	Jeffrey B. Davis
Title:	President

BRIDGE ONCOLOGY PRODUCTS, INC.

By:	/s/ Steven H. Rouhandeh
Name:	Steven H. Rouhandeh
Title:	Chairman